Exhibit 99.1

Tesoro Corporation Reports Second Quarter 2013 Results

•	Net income from continuing operations of $1.72 per diluted share, or $1.56 excluding special items

•	Closed the acquisition of BP's Southern California Refining, Marketing and Logistics Business

•	Announced the sale of the Hawaii business

•	Announced crude oil storage and marine terminal project at the Port of Vancouver, WA

•	Purchased an additional $100 million in Tesoro shares during the second quarter

•	Increased regular quarterly dividend by 25% to $0.25 per share

SAN ANTONIO - August 1, 2013 - Tesoro Corporation (NYSE:TSO) today reported second quarter 2013 net income from continuing operations of $238 million, or $1.72 per diluted share compared to net income of $363 million, or $2.58 per diluted share for the second quarter of 2012.

The 2013 results include one-time after-tax income of $0.24 per diluted share related to a pipeline settlement in California, partially off-set by expenses totaling $0.08 per diluted share related to transaction costs from the acquisition of the Southern California refining, marketing and logistics business. Excluding these items and the discontinued Hawaii operations, the Company earned $216 million, or $1.56 per diluted share.

“Our solid second quarter results reflect a strong operating performance and continued execution of our strategic plan,” said Greg Goff, President and CEO. “Despite significant turnaround activity, we reported refinery utilization of 93%; closed the transformational acquisition of BP's Southern California refining, marketing and logistics business; announced the sale of our Hawaii business; made significant progress on our high-return capital program; announced a strategically important branding agreement with Exxon Mobil and developed the next phase of our West Coast crude oil supply strategy with the formation of the Tesoro-Savage joint venture.”

For the second quarter, the Company recorded segment operating income of $421 million, compared to segment operating income of $682 million in the second quarter of 2012. The lower operating income was a result of significant turnaround activity and a year-over-year decline in Mid-Continent and Canadian crude oil discounts. This was partially off-set by additional refinery throughput related to the Company's recent Southern California acquisition.

The Tesoro Index was $15.00 per barrel (/bbl) for the second quarter, essentially flat relative to a year ago. An improved margin environment in California year-over-year was off-set by lower crack spreads in the Mid-Continent and Pacific Northwest, driven by lower discounts on advantaged crude oil. The Company's realized gross margin was $15.42/bbl.

Driving the Company's gross margin performance relative to the Tesoro Index were weaker than usual product yields related to turnaround activity, partially off-set by discounted crude oil compared to benchmark grades of crude oil. On the West Coast, foreign heavy, Canadian light sweet and Bakken crude oil continued to price at a discount to domestic alternatives. Despite significant turnaround activity, total throughput in the quarter was 624 thousand barrels per day (mbpd) or 93% utilization.

Direct manufacturing costs in the second quarter averaged $5.39/bbl, up $0.53/bbl relative to the first quarter of this year, impacted primarily by refinery maintenance during the second quarter.

Retail fuel sales volumes were up over 60% year-over-year driven by the addition of 835 dealer operated ARCO® retail stations on June 1, 2013 and the addition of 174 retail stations from Thrifty Oil Co. in the second and third quarters of last year. Same store fuel sales during the quarter were higher by about 3% and retail fuel margins were down relative to the second quarter of last year.

Corporate and unallocated costs were $49 million in the second quarter, net of $5 million of corporate depreciation and excluding $17 million in variable stock-based compensation credits and $19 million of transaction costs, primarily related to the acquisition of the Southern California refining, marketing and logistics business.

Value-Driven Growth

On April 22, 2013, Tesoro and Savage Companies (“Savage”) announced the formation of an equally owned joint venture to develop and operate a new unit train unloading and marine loading facility at the Port of Vancouver, WA, with initial capacity of 120 mbpd, subject to regulatory approval. With the ground lease for the project approved by the Port of Vancouver's Board of Commissioners on July 23, 2013, the facility is expected to be operational in 2014. Total construction cost is expected to be between $75 to $100 million and will be designed with near-term expansion capability to over 280 mbpd.

Also during the second quarter, Tesoro made significant progress on its high-return capital program. In May of this year, the Company concluded the first phase of the Salt Lake City Conversion Project, allowing the refinery to run up to 17 mbpd of cost advantaged waxy crude oil. The second phase of the project, which is expected to be completed in the fourth quarter of 2014, will allow the refinery to run up to 22 mbpd of waxy crude oil, increase throughput capacity by 7% and improve clean product yield. Additionally, in June of this year, the Company completed the expansion of the diesel desulfurization unit at the Mandan refinery, increasing capacity of the unit by nearly 30%, driving yields of higher-valued diesel.

Closed the acquisition of BP's Southern California Refining, Marketing and Logistics Business

On June 1, 2013, Tesoro closed the acquisition of BP's fully integrated Southern California refining, marketing and logistics business, including the 266 mbpd high conversion Carson refinery and associated assets and 835 dealer operated ARCO® retail stations. The purchase price for the assets was $1,075 million. Inventory at market value and other working capital totaled another $1,350 million. The acquisition, net of deposits, was funded at closing with cash of about $550 million, revolver borrowings of $700 million, a $500 million term loan and proceeds from the acquisition of certain logistics assets by Tesoro Logistics LP (“TLLP”) from Tesoro for net cash proceeds of $544 million.

Immediately thereafter, TLLP closed the acquisition of the first portion of the integrated Carson logistics assets from Tesoro for total consideration of $640 million. These assets included six marketing and storage terminals with a total combined throughput capacity of about 225 mbpd and approximately 6.4 million barrels of storage capacity. The transaction price included cash of $544 million, which TLLP borrowed under its revolving credit facility, and Tesoro Logistics equity valued at $96 million.

Subsequent to the end of the second quarter, on August 1, 2013, Tesoro Logistics LP issued $550 million 6.125% Senior Notes due 2021. Proceeds from the offering were used primarily to repay all of the outstanding indebtedness under TLLP's revolving credit facility.

The remaining Carson logistics assets, consisting of dedicated storage capacity, pipelines and marine terminals, are expected to be offered to TLLP within nine months, and have an expected market value of between $450 and $550 million.

Announced Sale of the Hawaii Business

On June 17, 2013, Tesoro announced that it had signed an agreement with a wholly owned subsidiary of Par Petroleum Corporation to sell all of its interest in Tesoro Hawaii, LLC, which operates the 94 mbpd Kapolei refinery, retail stations and associated logistical assets. As part of the agreement, Par Petroleum's subsidiary intends to operate the assets as an integrated refining, logistics and retail system.

The sales price of the Hawaii operations is $75 million, plus the market value of net working capital, which is expected to be approximately $225 million to $275 million. Also included is an earn-out arrangement payable over three years up to $40 million based on consolidated gross margins. Having already received Federal Trade Commission clearance for the transaction, Tesoro anticipates completing the sale in the third quarter 2013, subject to customary closing conditions.

Tesoro Introduces Exxon and Mobil Brands

On June 27, 2013, Tesoro announced that it had secured the rights from Exxon Mobil to use the Exxon and Mobil brands at retail stations in Northern California, Oregon, Western Washington and Nevada, marketing areas strategically aligned with the Company's West Coast operations. Tesoro also secured the rights to use the Exxon and Mobil brands throughout Minnesota, Central/Eastern North Dakota and Northeastern South Dakota, marketing areas anchored by the Company's refinery in Mandan, North Dakota. Through this arrangement and by the end of 2013, Tesoro intends to assume branded-wholesale supply contracts for 54 Exxon- or Mobil-branded retail stations in Minnesota.

Introducing the well-established Exxon and Mobil brands into the Company's multi-branded retail network provides the capability to drive additional retail fuel sales volumes, further integrating Tesoro's refining and marketing businesses, supporting sustainably higher refinery utilization.

Capital Spending and Liquidity

Capital spending for the second quarter was $170 million. Turnaround spending was $118 million. With the addition of the recently acquired assets, the Company increased its 2013 capital budget by $130 million and expects consolidated capital spending of approximately $690 million. The 2013 turnaround spending budget increased by $90 million and is now expected to be $400 million.

The Company ended the second quarter with over $0.4 billion in cash and more than $1.5 billion of availability on the Tesoro Corporation revolving credit facility. Tesoro Logistics LP ended the quarter with over $75 million in cash and over $30 million of availability on its separate revolving credit facility. Subsequent to the August 1, 2013 notes offering, TLLP repaid all of the outstanding indebtedness under its revolving credit facility, leaving the Partnership undrawn on the facility.

Returning Cash to Shareholders

Tesoro Corporation today announced that the board of directors has approved a 25% increase in the regular quarterly cash dividend to $0.25 per share payable on September 13, 2013 to holders of record at the close of business on August 30, 2013.

During the second quarter of 2013, Tesoro returned about $100 million to shareholders through the purchase of over 1.8 million of the Company's shares. So far during the third quarter, the Company has purchased an additional $30 million of shares, bringing total purchases to approximately $330 million or about two thirds of the outstanding $500 million share buyback program.

Public Invited to Listen to Analyst Conference Call

At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2013 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter announcement

Tesoro Corporation today announced that the Company intends to utilize Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The new Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 845,000 barrels per day.  Tesoro's retail-marketing system includes over 2,200 retail stations under the Tesoro®, Shell®, ARCO® and USA Gasoline™ brands, of which over 570 are company operated.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations about capital spending; statements concerning the expected sale of the Hawaii operations; feedstock cost advantage, expected timing, cost and volumes related to the Vancouver facility; execution of the West Coast crude oil strategy; our intent to assume Exxon or Mobile branded stations; expected offering and value of certain Carson logistics assets to TLLP; and timing related to the Salt Lake City Conversion Project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Senior Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$8,897	$7,333	$16,244	$14,340
Costs and Expenses:
Cost of sales	7,909	6,194	14,472	12,571
Operating expenses	441	342	809	655
Selling, general and administrative expenses (a)	64	45	175	104
Depreciation and amortization expense	111	102	216	198
Loss on asset disposals and impairments	8	6	15	12
Operating Income	364	644	557	800
Interest and financing costs, net	(33)	(34)	(63)	(70)
Interest income	—	—	1	1
Other income (expense), net (b)	56	(19)	55	(19)
Earnings Before Income Taxes	387	591	550	712
Income tax expense	138	222	196	267
Net Earnings From Continuing Operations	249	369	354	445
Net earnings (loss) from discontinued operations, net of tax (c)	(11)	24	(12)	10
Net Earnings	238	393	342	455
Less: Net earnings from continuing operations attributable to noncontrolling interest	11	6	22	12
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$227	$387	$320	$443

NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION
Continuing operations	$238	$363	$332	$433
Discontinued operations	(11)	24	(12)	10
Total	$227	$387	$320	$443

NET EARNINGS (LOSS) PER SHARE - BASIC:
Continuing operations	$1.75	$2.60	$2.44	$3.11
Discontinued operations	(0.08)	0.17	(0.09)	0.07
Total	$1.67	$2.77	$2.35	$3.18
Weighted average common shares outstanding - Basic	135.8	139.6	136.4	139.5

NET EARNINGS (LOSS) PER SHARE - DILUTED:
Continuing operations	$1.72	$2.58	$2.39	$3.07
Discontinued operations	(0.08)	0.17	(0.09)	0.07
Total	$1.64	$2.75	$2.30	$3.14
Weighted average common shares outstanding - Diluted	138.2	140.5	138.9	141.2
___________________________

(a)
Includes stock-based compensation benefit of $4 million for the three months ended June 30, 2013, and expense of $44 million and $19 million for the six months ended June 30, 2013 and 2012, respectively. The significant impact to stock-based compensation expense during the six months ended June 30, 2013 compared to the prior period is primarily a result of changes in Tesoro's stock price during the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012. Also includes transaction and integration costs related to the Carson Acquisition and TLLP’s purchase of the Northwest Products System of $19 million ($12 million after-tax) and $33 million for the three and six months ended June 30, 2013, respectively.

(b) Includes $54 million ($34 million after-tax) in refunds from a settlement of a rate proceeding from the California Public Utilities Commission for the three and six months ended June 30, 2013. Also includes accruals related to certain legal matters partially offset by receipts associated with the settlement of a pipeline rate proceeding for the three and six months ended June 30, 2012. The after-tax impact of the $18 million in net legal expenses was $11 million for the three and six months ended June 30, 2012.

(c)
On June 17, 2013, we entered into an agreement to sell all of our interest in Tesoro Hawaii, LLC, which includes our 94 Mbpd Hawaii refinery, retail stations and associated logistics assets (the "Hawaii Business") to a subsidiary of Par Petroleum. As a result, we have reflected its results of operations as discontinued operations in our consolidated statements of income for all periods presented, we have excluded our Hawaii Business from the financial and operational data presented in the tables and discussion that follow.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA (c)
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Income
Refining	$395	$610	$678	$823
Retail	25	72	40	67
Total Segment Operating Income	420	682	718	890
Corporate and unallocated costs (a)	(56)	(38)	(161)	(90)
Operating Income	364	644	557	800
Interest and financing costs, net	(33)	(34)	(63)	(70)
Interest income	—	—	1	1
Other income (expense), net (b)	56	(19)	55	(19)
Earnings Before Income Taxes	$387	$591	$550	$712

Depreciation and Amortization Expense
Refining	$97	$87	$189	$172
Retail	9	9	17	18
Corporate	5	6	10	8
Depreciation and Amortization Expense	$111	$102	$216	$198

Capital Expenditures
Refining	$156	$116	$265	$203
Retail	9	23	16	31
Corporate	5	3	8	6
Capital Expenditures	$170	$142	$289	$240

BALANCE SHEET DATA (c)
(Unaudited)
(Dollars in millions)

	June 30, 2013	December 31, 2012

Cash and cash equivalents	$428	$1,639
Inventories (d)	2,373	1,338
Total Assets	13,669	10,702
Current maturities of debt	9	3
Long-Term Debt	3,358	1,585
Total Equity	5,320	4,737
Total Debt to Capitalization Ratio, excluding capital leases related to discontinued operations	39%	25%
Total Debt to Capitalization Ratio excluding TLLP, excluding capital leases related to discontinued operations (e)	36%	22%
Working Capital	2,416	1,755
___________________________
(d) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $1.8 billion and $1.3 billion at June 30, 2013 and December 31, 2012, respectively.
(e) Excludes Tesoro Logistic LP’s (“TLLP”) total debt of $903 million and $354 million and noncontrolling interest of $878 million and $486 million at June 30, 2013 and December 31, 2012, respectively. $350 million of TLLP's total debt is related to TLLP Senior Notes at June 30, 2013 and December 31, 2012, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC. In addition, $544 million of TLLP's total debt is related to borrowings outstanding under the TLLP Revolving Credit Facility at June 30, 2013.

TESORO CORPORATION
OPERATING DATA (c)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2013	2012	2013	2012
Total Refining Segment
Throughput (thousand barrels per day (“Mbpd”))
Heavy crude (f)	188	164	187	152
Light crude	390	320	340	307
Other feedstocks	46	39	41	34
Total Throughput (g) (h)	624	523	568	493

Yield (Mbpd)
Gasoline and gasoline blendstocks	318	281	287	258
Jet fuel	84	59	76	62
Diesel fuel	137	118	129	105
Heavy fuel oils, residual products, internally produced fuel and other	122	97	111	96
Total Yield	661	555	603	521

Gross refining margin ($/throughput bbl) (i)	$15.42	$20.96	$15.18	$17.51
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$5.39	$4.87	$5.26	$5.01
Segment Operating Income ($ millions)
Gross refining margin (j) (k)	$876	$997	$1,561	$1,569
Expenses
Manufacturing costs	306	231	541	449
Other operating expenses	61	56	123	101
Selling, general and administrative expenses	10	9	20	17
Depreciation and amortization expense	97	87	189	172
Loss on asset disposal and impairments	7	4	10	7
Segment Operating Income (k)	$395	$610	$678	$823

Refined Product Sales (Mbpd) (l)
Gasoline and gasoline blendstocks	398	344	361	336
Jet fuel	101	72	89	74
Diesel fuel	167	141	151	129
Heavy fuel oils, residual products and other	82	64	79	66
Total Refined Product Sales	748	621	680	605

Refined Product Sales Margin ($/bbl) (i) (l)
Average sales price	$115.93	$124.54	$117.02	$125.51
Average costs of sales	104.55	110.01	105.66	113.19
Refined Product Sales Margin	$11.38	$14.53	$11.36	$12.32

___________________________

(f)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(g)
We had reduced throughput due to turnarounds at our Washington refinery during the first half of 2013, our Utah refinery during the 2013 second quarter, our Martinez refinery during the 2012 first quarter and our Alaska refinery during the 2012 second quarter. We had higher throughput at our North Dakota refinery during the first half of 2013 as a result of the refinery expansion completed in the second half of 2012 and at our Los Angeles refinery during the 2013 second quarter due to the acquisition of the Carson refinery.

(h) We acquired the Carson refinery and related assets and retail stations on June 1, 2013. The information presented includes the results of operations from these assets from the date of its acquisition on June 1, 2013 through June 30, 2013. We are integrating the operations of our existing Wilmington refinery with the acquired Carson refinery and refer to the combined facility as the Los Angeles refinery.

(i)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel.

•
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput.

•
Management uses Manufacturing Costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate Manufacturing Costs per barrel; different companies may calculate it in different ways. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput.

•
Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined product sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined product sales margin per barrel by calculating an average refined product sales price per barrel and an average refined product cost of sales per barrel, which are calculated by dividing refined product sales or refined product cost of sales by total refining throughput. The average refined product cost of sales per barrel is subtracted from the average refined product sales price per barrel.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(j)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $1 million and $3 million for the three months ended June 30, 2013 and 2012, respectively, and $3 million and $2 million for the six months ended June 30, 2013 and 2012, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(k) Our refining segment uses RINs to satisfy its obligations under the Renewable Fuels Standard, in addition to physically blending required biofuels. Beginning in late 2012, we began to transfer the ownership of the biofuels to the retail segment prior to blending which resulted in a discount in the price paid by the retail segment for biofuels by the market value of RINs (“RINs Transfer Price Adjustment”). During 2012, the market price of RINs resulted in an immaterial impact to the segments. Effective April 1, 2013, we changed our intersegment pricing methodology and no longer reduce the amount retail pays for the biofuels by the market value of the RINs which we believe more closely approximates market rates during the period.  As a result, we conformed our segment presentation and reclassified $15 million of the RINs Transfer Price Adjustment related to the three months ended March 31, 2013 during the three months ended June 30, 2013 from our retail segment to our refining segment.  This resulted in a decrease in retail segment operating income and an increase in refining segment operating income for the three months ended June 30, 2013.

(l)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA (c)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2013	2012	2013	2012
California (Martinez and Los Angeles) (h)
Throughput (Mbpd) (g)
Heavy crude (f)	183	161	183	149
Light crude	151	80	102	58
Other feedstocks	40	27	31	22
Total Throughput	374	268	316	229

Yield (Mbpd)
Gasoline and gasoline blendstocks	203	151	167	125
Jet fuel	46	24	35	23
Diesel fuel	84	63	76	49
Heavy fuel oils, residual products, internally produced fuel and other	72	53	65	51
Total Yield	405	291	343	248

Gross refining margin ($ millions)	$445	$322	$716	$460
Gross refining margin ($/throughput bbl) (i)	$13.05	$13.20	$12.51	$11.04
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$6.11	$5.70	$6.08	$6.38
Capital expenditures ($ millions)	$40	$33	$76	$83

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd) (g)
Heavy crude (f)	5	3	4	3
Light crude	137	132	127	139
Other feedstocks	4	8	7	7
Total Throughput	146	143	138	149

Yield (Mbpd)
Gasoline and gasoline blendstocks	58	65	55	67
Jet fuel	28	26	28	29
Diesel fuel	26	24	24	23
Heavy fuel oils, residual products, internally produced fuel and other	37	33	34	35
Total Yield	149	148	141	154

Gross refining margin ($ millions)	$172	$280	$327	$463
Gross refining margin ($/throughput bbl) (i)	$12.92	$21.64	$13.11	$17.12
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$4.30	$4.02	$4.50	$3.92
Capital expenditures ($ millions)	$15	$42	$37	$58

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd) (g)
Light crude	102	108	111	110
Other feedstocks	2	4	3	5
Total Throughput	104	112	114	115

Yield (Mbpd)
Gasoline and gasoline blendstocks	57	65	65	66
Jet fuel	10	9	13	10
Diesel fuel	27	31	29	33
Heavy fuel oils, residual products, internally produced fuel and other	13	11	12	10
Total Yield	107	116	119	119

Gross refining margin ($ millions)	$258	$393	$515	$645
Gross refining margin ($/throughput bbl) (i)	$27.32	$38.54	$24.82	$30.83
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$4.31	$3.95	$3.89	$3.71
Capital expenditures ($ millions)	$101	$40	$152	$62

TESORO CORPORATION
OPERATING DATA (c)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Retail Segment	2013	2012	2013	2012
Number of Stations (end of period) (m)
Company-operated	571	561	571	561
Branded jobber/dealer	1,636	787	1,636	787
Total Stations	2,207	1,348	2,207	1,348

Average Stations (during period) (m)
Company-operated	569	464	568	424
Branded jobber/dealer	1,014	789	911	790
Total Average Retail Stations	1,583	1,253	1,479	1,214

Fuel Sales (millions of gallons) (m)
Company-operated	272	207	528	390
Branded jobber/dealer	384	200	565	383
Total Fuel Sales	656	407	1,093	773

Fuel margin ($/gallon) (k) (n)	$0.14	$0.30	$0.16	$0.21
Merchandise Sales ($ millions)	$48	$46	$90	$85
Merchandise Margin ($ millions)	$13	$12	$23	$22
Merchandise Margin %	27%	26%	26%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (k) (n)	$89	$121	$171	$163
Merchandise and other non-fuel margin	23	20	40	37
Total Gross Margins	112	141	211	200
Expenses
Operating expenses	74	55	145	105
Selling, general and administrative expenses	3	3	7	6
Depreciation and amortization expense	9	9	17	18
Loss on asset disposals and impairments	1	2	2	4
Segment Operating Income (k)	$25	$72	$40	$67
___________________________

(m)	Reflects the transition of retail stations from Thrifty Oil Co. during the third quarter of 2012 and the acquisition of 835 dealer operated retail stations from the Carson Acquisition on June 1, 2013.

(n)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (c)
(Unaudited) (In millions)

	Three Months Ended June 30,	Six Months Ended June 30,
	2013	2013
Reconciliation of Net Earnings to Adjusted EBITDA
Net earnings attributable to Tesoro Corporation	$227	$320
Net earnings from continuing operations attributable to noncontrolling interest	11	22
Net loss from discontinued operations, net of tax	11	12
Depreciation and amortization expense	111	216
Income tax expense	138	196
Interest and financing costs, net	33	63
Interest income	—	(1)
Adjusted EBITDA (o)	$531	$828

Reconciliation of Cash Flows used in Operating Activities to Adjusted EBITDA
Net cash used in operating activities	$(408)	$(161)
Net cash from discontinued operations	(91)	(192)
Deferred charges	118	277
Other changes in assets and liabilities	771	744
Income tax expense	138	196
Stock-based compensation expense	4	(45)
Interest and financing costs, net	33	63
Deferred income taxes	(28)	(42)
Loss on asset disposals and impairments	(8)	(15)
Other	2	3
Adjusted EBITDA (o)	$531	$828
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(o)
Adjusted EBITDA represents consolidated earnings, including earnings attributable to noncontrolling interest, excluding net loss from discontinued operations, before income taxes, depreciation and amortization expense, net interest and financing costs and interest income. We present Adjusted EBITDA because we believe some investors and analysts use Adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management. Adjusted EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions, except per share amounts)
	Three Months Ended June 30,
	2013	2012
Net Earnings From Continuing Operations - U.S. GAAP	$249	$369
Less: Net earnings from continuing operations attributable to noncontrolling interest	(11)	(6)
Net Earnings from Continuing Operations Attributable to Tesoro Corporation	238	363
Special Items, after-tax:
Transaction costs (a)	12	—
California pipeline settlement (b)	(34)	—
Legal matters, net (b)	—	11
Supplemental vacation accrual (p)	—	6
Net Earnings Adjusted for Special Items (q)	$216	$380

Diluted Net Earnings Per Share From Continuing Operations Attributable to Tesoro Corporation- U.S. GAAP	$1.72	$2.58
Special Items, after-tax:
Transaction costs (a)	0.08	—
California pipeline settlement (b)	(0.24)	—
Legal matters, net (b)	—	0.08
Supplemental vacation accrual (p)	—	0.04
Diluted Net Earnings Per Share Adjusted for Special Items (q)	$1.56	$2.70
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(p) Includes a supplemental vacation accrual related to a change in benefits for retirement eligible employees of $9 million ($6 million after-tax) for the three and six months ended June 30, 2012.
(q) We present net earnings adjusted for special items and diluted net earnings per share adjusted for special items as management believes that the impact of these items on net earnings and diluted net earnings per share is important information for an investor's understanding of the operations of our business and the financial information presented. Net earnings adjusted for special items and diluted net earnings per share adjusted for special items should not be considered as alternatives to net earnings, diluted net earnings per share or any other measure of financial performance presented in accordance with U.S. GAAP.  Net earnings adjusted for special items and diluted net earnings per share adjusted for special items may not be comparable to similarly titled measures used by other entities.